Exhibit 99.6

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 • FAX (202) 467-6963

March 11, 2008

Confidential

Board of Directors
Midwest Federal Savings
1901 Frederick Avenue
St. Joseph, Missouri 64501

Gentlemen:

          This letter agreement (“Agreement”) describes the terms under which Feldman Financial Advisors, Inc. (“Feldman Financial”) will assist Midwest Federal Savings (“Midwest”) with the business plan (“Business Plan”) to be submitted to regulators in conjunction with Midwest’s conversion from a mutual savings institution to a stock savings institution. The services we will provide and our fees for this proposal are explained in this Agreement.

Description of Engagement

          Under Midwest’s direction, we will prepare the narrative text to be submitted as part of the Business Plan. We will prepare demographic, economic, or geographic data needed for the Business Plan. We also will provide the financial projections for the Business Plan. Our preparation of the Business Plan will be based on information Midwest provides to us regarding Midwest’s future business. After submission of the Business Plan and, as part of our services under this Agreement, we will be available to provide additional services in relation to the Business Plan, including assisting with preparation of your responses to questions or comments from the regulators while the regulators evaluate the Business Plan. Midwest will be responsible for final approval of the Business Plan and other information before submission to applicable regulators.

Fees and Expenses

          Our professional fee for assisting with the development and submission of the Business Plan will be $16,500, payable in two installments:

(i)	$ 5,000	retainer fee due upon acceptance and execution of this Agreement;

(ii)	$11,500	due upon delivery of the completed Business Plan to be filed with the applicable regulator.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Midwest Federal Savings
March 11, 2008
Page 2

          If, after submission of the Business Plan, further services are required of Feldman Financial by Midwest with respect to responding to regulatory comments about the Business Plan, Feldman Financial will perform such services at our hourly rates that correspond to the attached fee schedule. This work, if required, will be capped at $3,000. In addition, we will invoice you for actual out-of-pocket expenses for data purchases, copying, express mail, travel, and other costs incurred in connection with providing the professional consulting services under this Agreement.

Termination

          Midwest may terminate this Agreement at any time by providing notice of such termination to Feldman Financial. The “Termination Date” shall be either: (i) the date oral notice of such termination is provided to Feldman Financial, as long as written notice is received within three business days thereafter, or (ii) if oral notice is not provided, the date Feldman Financial receives the written notice of termination.

          In the event of termination prior to submission of the Business Plan, Midwest will pay Feldman Financial for all time incurred in preparing the Business Plan through the Termination Date at an hourly rate that corresponds with the aforementioned fee schedule. Such charges shall not exceed $16,500. In addition, Midwest will pay Feldman Financial for all expenses incurred through the Termination Date.

Financial Information and Confidentiality

          Midwest will use its best efforts to assure Feldman Financial that Midwest will provide such information as Feldman Financial may reasonably request to prepare the Business Plan. Midwest acknowledges that in performing services hereunder, Feldman Financial will be relying on the information furnished by Midwest, and Midwest further acknowledges that Feldman Financial will not independently verify the accuracy and completeness of such information.

          Midwest agrees that the intended use of the Business Plan is only for submission with the appropriate regulatory authorities and for other internal purposes. Midwest will not use the product of Feldman Financial’s services under this Agreement in any other manner, including references within a proxy statement or offering circular, without the express written consent of Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Midwest Federal Savings
March 11, 2008
Page 3

          Feldman Financial agrees to hold in confidence all information Midwest provides pursuant to this Agreement, other than information which is or becomes publicly available, unless such disclosure is approved by Midwest or otherwise required by law. Similarly, Midwest agrees to hold in confidence all information provided by Feldman Financial pursuant to this Agreement, other than information that is or becomes publicly available, unless such disclosure is approved by Feldman Financial or otherwise required by law.

Sole Terms of Agreement

          This Agreement embodies the sole terms of agreement between Midwest and Feldman Financial with respect to the engagement of Feldman Financial to prepare the Business Plan. This Agreement can be modified only if such modification is stated in writing and signed by both Midwest and Feldman Financial.

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          To indicate your acceptance of the terms in this Agreement, please sign below and return one original of this letter to me with a check for $5,000, such payment to be credited as the retainer fee.

Sincerely,
Feldman Financial Advisors, Inc.

Trent R. Feldman
President

AGREED TO AND ACCEPTED BY:

MIDWEST FEDERAL SAVINGS

By:	/s/ Ralph Schank

Title:	President/CEO

Date:	March 25, 2008